Exhibit 99.1

Selective Reports Strong First Quarter 2022 Results, Including Net Income of $0.89 per Diluted Common Share and Non-GAAP Operating Income1 of $1.41 per Diluted Common Share

First Quarter Return on Common Equity ("ROE") of 8.1% and Non-GAAP Operating ROE1 of 12.8%

In the first quarter of 2022, we reported:

•Net premiums written ("NPW") increased 11% compared to first quarter of 2021;
•GAAP combined ratio of 93.1%;
•Overall renewal pure price increases averaged 4.6%;
•After-tax net investment income of $59 million, up 4% compared to first quarter of 2021;
•Book value per common share of $42.73, down 8% in the first quarter; and
•Adjusted book value per common share¹ of $43.80, up 1% in the first quarter.

Branchville, NJ - May 4, 2022 - Selective Insurance Group, Inc. (NASDAQ: SIGI) reported strong financial results for the first quarter ended March 31, 2022, with net income per diluted common share of $0.89 and non-GAAP operating income1 per diluted common share of $1.41. The first quarter combined ratio was a profitable 93.1%, the non-GAAP operating ROE was 12.8%, and NPW increased 11% from a year ago. NPW increased 29% in our E&S segment and 11% in our Standard Commercial Lines segment, with the growth driven by renewal pure price increases, higher retention, exposure growth, and strong new business growth. For the quarter, the Investments segment contributed 8.7 points of annualized ROE.

"Our consistent and strong results are a testament to our constant focus on profitable growth and underwriting discipline. Each of our insurance segments reported solid underwriting results for the quarter, and Investments was a strong contributor to non-GAAP operating income," said John Marchioni, President and CEO.

"We continue to execute on our strategic priorities and enhance our market position. Our decade-long track record of successfully balancing our growth and profitability objectives positions us well in the current environment. Our balance sheet remains strong, and we are confident in our ability to effectively navigate the challenges faced by our industry. Despite greater uncertainty as a result of higher loss trends and increased financial market volatility, we are well positioned to continue generating strong returns on an absolute and relative basis," continued Mr. Marchioni.

Operating Highlights

Consolidated Financial Results	Quarter ended March 31,			Change
$ and shares in millions, except per share data	2022		2021
Net premiums written	$889.8		798.2	11%
Net premiums earned	812.3		725.0	12
Net investment income earned	72.6		69.7	4
Net realized and unrealized gains (losses), pre-tax	(40.4)		5.1	(888)
Total revenues	846.1		803.9	5
Net underwriting income, after-tax	44.1		61.4	(28)
Net investment income, after-tax	58.5		56.3	4
Net income available to common stockholders	54.0		106.8	(49)
Non-GAAP operating income[1]	85.9		102.8	(16)
Combined ratio	93.1%		89.3	3.8	pts
Loss and loss expense ratio	60.8		57.0	3.8
Underwriting expense ratio	32.1		32.1	—
Dividends to policyholders ratio	0.2		0.2	—
Net catastrophe losses	2.5	pts	4.1	(1.6)
Non-catastrophe property losses and loss expenses	18.5		15.9	2.6
(Favorable) prior year reserve development on casualty lines	(2.5)		(4.8)	2.3
Net income available to common stockholders per diluted common share	$0.89		1.77	(50)%
Non-GAAP operating income per diluted common share[1]	1.41		1.70	(17)
Weighted average diluted common shares	60.8		60.5	1
Book value per common share	$42.73		42.38	1
Adjusted book value per common share¹	43.80		38.73	13

Overall Insurance Operations

For the first quarter, overall NPW increased 11% from a year ago, reflecting average renewal pure price increases of 4.6%, stronger retention, and new business growth of 14%. Our combined ratio was 93.1% in the quarter, up from 89.3% a year ago, driven primarily by higher non-catastrophe property losses and less favorable prior year casualty reserve development, partially offset by lower catastrophe losses. Our Insurance Operations generated 6.6 points of annualized ROE in the quarter.

Standard Commercial Lines Segment

For the first quarter, Standard Commercial Lines premiums (representing 83% of total NPW) increased 11% compared to a year ago. The premium growth reflected average renewal pure price increases of 4.8%, solid retention of 87%, and new business growth of 12%. The first quarter combined ratio was 93.6%, and the variances driving the increase relative to the 88.2% combined ratio a year ago are shown in the following table:

Standard Commercial Lines Segment	Quarter ended March 31,			Change
$ in millions	2022		2021
Net premiums written	$737.6		665.6	11%
Net premiums earned	661.5		589.1	12
Combined ratio	93.6%		88.2	5.4	pts
Loss and loss expense ratio	60.4		55.1	5.3
Underwriting expense ratio	33.0		32.9	0.1
Dividends to policyholders ratio	0.2		0.2	—
Net catastrophe losses	2.3	pts	2.7	(0.4)
Non-catastrophe property losses and loss expenses	17.5		14.2	3.3
(Favorable) prior-year reserve development on casualty lines	(3.0)		(5.1)	2.1

Standard Personal Lines Segment

For the first quarter, Standard Personal Lines premiums (representing 7% of total NPW) were flat compared to the prior-year period. Renewal pure price increases averaged 0.6%, retention was 84%, and new business was down 2% compared to the prior year. The first quarter combined ratio was 91.0%, and the variances driving the increase relative to the 89.6% combined ratio a year ago are shown in the following table:

Standard Personal Lines Segment	Quarter ended March 31,			Change
$ in millions	2022		2021
Net premiums written	$65.1		65.1	—%
Net premiums earned	72.6		73.8	(2)
Combined ratio	91.0%		89.6	1.4	pts
Loss and loss expense ratio	66.8		63.9	2.9
Underwriting expense ratio	24.2		25.7	(1.5)
Net catastrophe losses	6.0	pts	7.6	(1.6)
Non-catastrophe property losses and loss expenses	35.2		31.3	3.9
(Favorable) prior-year reserve development on casualty lines	—		—	—

Excess and Surplus Lines Segment

For the first quarter, Excess and Surplus Lines premiums (representing 10% of total NPW) were up 29% compared to the prior-year period, driven by average renewal pure price increases of 7.7% and new business growth of 25%. The first quarter combined ratio was 91.1%, and the variances driving this improvement relative to the 99.2% combined ratio a year ago are shown in the following table:

Excess and Surplus Lines Segment	Quarter ended March 31,			Change
$ in millions	2022		2021
Net premiums written	$87.1		67.5	29%
Net premiums earned	78.2		62.0	26
Combined ratio	91.1%		99.2	(8.1)	pts
Loss and loss expense ratio	59.1		66.8	(7.7)
Underwriting expense ratio	32.0		32.4	(0.4)
Net catastrophe losses	1.7	pts	13.3	(11.6)
Non-catastrophe property losses and loss expenses	11.6		14.3	(2.7)
(Favorable) prior year reserve development on casualty lines	—		(8.1)	8.1

Investments Segment

For the first quarter, after-tax net investment income of $59 million was up 4% compared to the prior-year period. For the quarter, the overall portfolio's after-tax earned income yield averaged 3.0%, and the fixed income securities portfolio's after-tax earned income yield averaged 2.6%. Alternative investments contributed $15 million of after-tax gains. The total return on the investment portfolio of negative 3.5% was impacted by the rapid rise in benchmark interest rates and wider credit spreads, resulting in $245 million of after-tax net unrealized losses on our fixed income securities. In addition, we incurred $32 million of after-tax net realized and unrealized losses, principally driven by: (i) $21 million of credit and intent-to-sell losses as more of our fixed income securities were in an unrealized loss position at March 31, 2022 and (ii) $9 million of after-tax realized losses from trading our fixed income securities to build book yield in a higher interest rate environment. Invested assets per dollar of common stockholders' equity was $3.02 at March 31, 2022, and the investment portfolio generated 8.7 points of non-GAAP operating ROE.

Investments Segment	Quarter ended March 31,		Change
$ in millions, except per share data	2022	2021
Net investment income earned, after-tax	$58.5	56.3	4%
Net investment income per common share	0.96	0.93	3
Effective tax rate	19.4%	19.2	0.2	pts
Average yields:
Portfolio:
Pre-tax	3.7	3.7	—
After-tax	3.0	3.0	—
Fixed income securities:
Pre-tax	3.2%	3.3	(0.1)	pts
After-tax	2.6	2.6	—
Annualized ROE contribution	8.7	8.9	(0.2)

Balance Sheet

$ in millions, except per share data	March 31, 2022		December 31, 2021		Change
Total assets	$10,310.5		10,461.4		(1)%
Total investments	7,774.7		8,027.0		(3)
Long-term debt	505.6		506.1		—
Stockholders’ equity	2,778.2		2,982.9		(7)
Common stockholders' equity	2,578.2		2,782.9		(7)
Invested assets per dollar of common stockholders’ equity	3.02		2.88		5
Net premiums written to policyholders' surplus	1.36	x	1.33	x	0.03	x
Book value per common share	$42.73		46.24		(8)
Adjusted book value per common share¹	43.80		43.23		1
Debt to total capitalization	15.4%		14.5%		0.9	pts

Book value per common share declined 8% during the first quarter. The decline was principally driven by (i) a $4.07 change in net unrealized losses on our fixed income securities portfolio from higher long-term interest rates, and (ii) $0.28 of dividends on our common stock paid to shareholders, partially offset by $0.89 of net income per diluted common share. During the first quarter, the Company repurchased 1,000 shares at an average price of $75.49 per share for a total of $75,488. Capacity under our existing repurchase authorization was $96.5 million as of March 31, 2022.

Selective's Board of Directors declared:
•A quarterly cash dividend on common stock of $0.28 per common share payable June 1, 2022, to holders of record on May 16, 2022; and
•A cash dividend of $287.50 per share on our 4.60% Non-Cumulative Preferred Stock, Series B (equivalent to $0.28750 per depository share) payable on June 15, 2022, to holders of record as of May 31, 2022.

Guidance
Our full-year expectations are as follows:
•A GAAP combined ratio, excluding net catastrophe losses, of 91.0%. Our combined ratio estimate assumes no additional prior-year casualty reserve development;
•Net catastrophe losses of 4.0 points on the combined ratio;

•After-tax net investment income of $205 million (prior guidance $200 million) that includes $15 million (prior guidance $20 million) in after-tax net investment income from our alternative investments;
•An overall effective tax rate of approximately 20.5% that assumes an effective tax rate of 19.5% for net investment income and 21.0% for all other items; and
•Weighted average shares of 61 million on a fully diluted basis.

The supplemental investor package, including financial information not included in this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:00 A.M. ET, on Thursday, May 5, 2022, at www.Selective.com. The webcast will be available for rebroadcast until the close of business on June 4, 2022.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated "A+" (Superior) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective's unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including the Fortune 1000 and being named a Great Place to Work® in 2021. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted common share, and non-GAAP operating return on common equity differ from net income available to common stockholders, net income available to common stockholders per diluted common share, and return on common equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments included in net income. Adjusted book value per common share differs from book value per common share by the exclusion of total after-tax unrealized gains and losses on investments included in accumulated other comprehensive (loss) income. They are used as important financial measures by management, analysts, and investors, because the timing of realized and unrealized investment gains and losses on securities in any given period is largely discretionary. In addition, net realized and unrealized gains and losses on investments could distort the analysis of trends. These operating measurements are not intended as a substitute for net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share to non-GAAP operating income, non-GAAP operating income per diluted common share, non-GAAP operating return on common equity, and adjusted book value per common share, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income

$ in millions	Quarter ended March 31,
	2022	2021
Net income available to common stockholders	$54.0	106.8
Net realized and unrealized investment losses (gains) included in net income, before tax	40.4	(5.1)
Tax on reconciling items	(8.5)	1.1
Non-GAAP operating income	$85.9	102.8

Reconciliation of Net Income Available to Common Stockholders per Diluted Common Share to Non-GAAP Operating Income per Diluted Common Share

	Quarter ended March 31,
	2022	2021
Net income available to common stockholders per diluted common share	$0.89	1.77
Net realized and unrealized investment losses (gains) included in net income, before tax	0.66	(0.08)
Tax on reconciling items	(0.14)	0.01
Non-GAAP operating income per diluted common share	$1.41	1.70

Reconciliation of Return on Equity to Non-GAAP Operating Return on Equity

	Quarter ended March 31,
	2022	2021
Annualized Return on Equity	8.1%	16.8
Net realized and unrealized investment losses (gains) included in net income, before tax	6.0	(0.8)
Tax on reconciling items	(1.3)	0.2
Annualized Non-GAAP Operating Return on Equity	12.8%	16.2

Reconciliation of Book Value per Common Share to Adjusted Book Value per Common Share

	Quarter ended March 31,
	2022	2021
Book value per common share	$42.73	42.38
Total unrealized investment losses (gains) included in accumulated other comprehensive (loss) income, before tax	1.35	(4.62)
Tax on reconciling items	(0.28)	0.97
Adjusted book value per common share	$43.80	38.73

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events and financial performance. They involve known and unknown risks, uncertainties, and other factors that may cause our or industry actual results, activity levels, or performance to materially differ from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” “continue,” or comparable terms. Our forward-looking statements are only predictions, and we can give no assurance that such expectations will prove correct. We undertake no obligation, other than as federal securities laws may require, to publicly update or revise any forward-looking statements for any reason.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements include, without limitation:
•Related to COVID-19:
◦Governmental directives to contain or delay the spread of the COVID-19 pandemic have disrupted ordinary business commerce and impacted financial markets. These governmental actions, the extent, duration, and possible alteration based on future COVID-19-related developments that we cannot predict, could materially and adversely affect our results of operations, net investment income, financial position, and liquidity.
◦The amount of premium we record may be reduced and our underwriting results may be adversely impacted by (i) voluntary premium credits on in-force commercial and personal automobile policies, (ii) state insurance commissioner or other regulatory directives to implement premium-based credit in lines other than commercial and personal automobile, and we may be required to return more premium than warranted by our filed rating plans and actual loss experience, (iii) the effects of our voluntary efforts or the directives from various state insurance regulators to extend individualized payment flexibility and suspend policy cancellations, late payment notices, and late or reinstatement fees, (iv) return premiums that could be significant because our general liability and workers compensation policies provide for premium audit of revenues and payrolls, and (v) collectability of premiums, which may be impacted by policyholder financial distress and insolvency.
◦Our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted if litigation or changes in statutory or common law (i) require payment of COVID-19-related business interruption losses despite contrary terms, conditions, and exclusions in our policies or (ii) presume that COVID-19 is a work-related illness compensable under workers compensation policies for employees who contract the virus, regardless of whether they worked in industries defined as essential in various COVID-19-related governmental directives or interacted with the public as part of their job duties.
◦Our net investment income may be impacted by the significant equity and debt financial market volatility resulting from the COVID-19 pandemic and the related governmental orders because (i) financial market volatility is reflected in our alternative investments’ performance, (ii) increased spreads on fixed income securities may create mark-to-market investment valuation losses that reduce unrealized capital gains and impact GAAP equity, and (iii) net realized losses may increase if we intend to sell more securities, particularly in asset classes that are more significantly impacted by COVID-19-related governmental directives and to which the Federal Reserve Board is providing liquidity and structural support.
◦To varying degrees, the effect, lifting, or lapsing of COVID-19-related governmental directives in 2021 have disrupted supply chains and caused shortages of products, services, and labor. These shortages may impact our ability to attract and retain labor, including increasing attrition rates, wages, and the cost and difficulty of obtaining third-party non-U.S.-based resources.
•The ongoing Russian war against Ukraine is impacting global economic, banking, commodity, and financial markets, exacerbating ongoing economic challenges, including inflation and supply chain disruption, which influences insurance loss costs, premiums and investment valuation;
•Difficult conditions in global capital markets and the economy, including the risk of prolonged higher inflation, could increase loss costs and negatively impact investment portfolios;
•Deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and interest rate fluctuations;
•Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;
•The adequacy of our loss reserves and loss expense reserves;
•Frequency and severity of catastrophic events, including natural events such as hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, floods, and fires and man-made events such as criminal and terrorist acts, including cyber-attacks, explosions, and civil unrest;
•Adverse market, governmental, regulatory, legal, or judicial conditions or actions;
•The geographic concentration of our business in the eastern portion of the United States;
•The cost, terms and conditions, and availability of reinsurance;
•Our ability to collect on reinsurance and the solvency of our reinsurers;
•The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;
•Uncertainties related to insurance premium rate increases and business retention;

•Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•The effects of data privacy or cyber security laws and regulations on our operations;
•Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues and/or increased expenses, particularly if we experience a significant privacy breach;
•Potential tax or federal financial regulatory reform provisions that could pose certain risks to our operations;
•Our ability to maintain favorable ratings from rating agencies, including AM Best, Standard & Poor’s, Moody’s, and Fitch;
•Our entry into new markets and businesses; and
•Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors that we cannot predict or assess may emerge.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com